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                                                                    EXHIBIT 99.1

(BW)(IXC-COMMUNICATIONS)(IIXC) IXC Communications, Inc. Announces
First Quarter Results; EBITDA Grows 22% Over Fourth Quarter 1997

     Business Editors

     AUSTIN, Texas--(BUSINESS WIRE)--April 29, 1998--IXC Communications (NASDAQ:IIXC) announced today that revenue for the first quarter of 1998 increased 54.0% to $129.2 million, from $83.9 million in the first quarter of 1997. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter reached $18.3 million compared with an EBITDA loss of $1.6 million for the prior year's first quarter. The net loss for the first quarter was $19.4 million, or ($0.98) loss per common share (basic and diluted), compared with a net loss of $19.9 million, or ($0.66) per common share (basic and diluted) for the first quarter of 1997.

     The $45.3 million increase in revenues in the first quarter of 1998 over the first quarter of 1997 resulted from an increase in switched long distance revenues of $32.3 million, or 60.9%, and an increase in private line revenues of $12.9 million, or 41.9%. The $19.9 million increase in EBITDA resulted from the growth in revenues, partially offset by increased access costs related to the growth in switched long distance traffic, additional costs of leasing off-net circuits to support revenue growth in advance of the Company's fiber expansion, and operating costs related to the Company's expanded operations. The net loss for the first quarter reflected these increased costs and higher depreciation expense related to the Company's fiber expansion program, and larger equity losses, primarily related to the Company's investment in MarcaTel, a long distance venture in Mexico. Losses per common share for the first quarter included the impact of dividends related to preferred stock, including the two classes of preferred stock issued during 1997.

     On a sequential quarter basis, first quarter 1998 EBITDA increased 22.0% to $18.3 million, compared with $15.0 million in the fourth quarter, 1997. The increase reflected an $11.5 million reduction in long distance access costs, partially offset by a decline in total revenue and increased operating costs related to the growth of network operations. The current quarter's EBITDA improvement was achieved despite a slight reduction in revenues (4.8%) related primarily to the termination or expiration of private line leases on approximately 130 DS-3 circuits leased on a short term basis under a single customer contract. Switched long distance revenue in the current quarter increased 0.9% over the fourth quarter of 1997. The slowed growth of switched long distance revenues reflected the Company's elimination of international switched traffic under a certain customer service agreement which had proved to be unprofitable, and a rate reduction, effective January 1998, granted as part of a recently announced renegotiation and renewal of an existing switched services contract.

     The access cost reduction resulted primarily from ongoing FCC mandated rate reductions, the reduction of higher cost international termination traffic, a non recurring reduction related to a favorable dispute resolution, and the Company's continued efforts to control costs related to traffic mix and overflow traffic. As a result, access cost declined to 67.2% of switched long distance revenue in the current quarter, compared with 81.3% of revenues in the fourth quarter, 1997.

     "We are very pleased with the continued progress in achieving our financial and operating objectives in the first quarter," said Ben Scott, IXC Chief Executive Officer. "We are enjoying increased

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operating efficiencies as we activate additional segments of our fiber network and begin to achieve the necessary scale and scope in our operations. This has been a great start to a year we believe will be our 'breakout year,' with our strong financial performance, the lighting of our coast-to-coast fiber network from Los Angeles to New York, and the signing of the $265 million service agreement with a major Internet service provider -- our first high capacity OCX service offering."

     Mr. Scott noted IXC's significant achievements since the beginning of 1998:

     -- Completion and activation of the key coast-to-coast fiber backbone between Los Angeles and New York - approximately 5,000 route miles of state-of-the-art high speed, high capacity digital fiber network.

     -- Launch of IXC's OCX High Capacity Transmission Service, the first coast-to-coast offering of very large capacity OC-3/OC-12 products, responding to the escalating demand for bandwidth from IP backbone providers, Internet service providers, and other high-volume data carriers.

     -- Signing of a 5-year, $265 million agreement to provide OC-12 capacity to a major Internet service provider - IXC's first major OCX service agreement on its coast-to-coast fiber network.

     -- Signing of an amendment to its existing contract with Excel Communications for a 4-year, $156 million agreement to provide both private line and switched network services.

     -- Completion of the agreement forming a long-term alliance with PSINet in which IXC will provide 10,000 miles of OC-48 transmission capacity for 20 years in exchange for 20% of PSINet's common stock, with a guaranteed future minimum value of $240 million.

     -- Formation of InterconX, a strategic alliance with e.spire (formerly
ACSI) and fONOROLA to provide data services throughout the U.S. and Canada.

     -- Acquisition of Network Evolutions, Inc. (NEI) providing IXC with strategic technical support for its nationwide IP and Internet business strategy.

     -- Successful completion of the initial major steps in IXC's plan of refinancing, including

        -- sale of $155 million of 6 3/4% Convertible Preferred Stock

        -- tender for substantially all of the Company's outstanding 12 1/2%
           Senior Notes Due 2005

        -- sale of $450 million of 9% Senior Subordinated Notes due 2008

     These financings strengthen IXC's financial structure and provide the Company with additional new flexibility for funding its capital requirements over the next several years.

     -- Additional fiber exchanges that will result in expanding the reach of IXC's developing network by almost 1,000 fiber route miles, while reducing the capital cost of the expansion. Routes to be acquired include:

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        - 280-mile route between New York and Boston

        - 260-mile route between New York and Washington, D.C.

        - 450-mile route between LA and San Francisco

     -- Fiber exchange in Mexico involving MarcaTel, the Company's Mexican joint venture, adding almost 1,000 fiber route kilometers and bringing MarcaTel's total fiber network in Mexico to approximately 2,000 kilometers - linking Mexico's three largest cities (Monterrey, Guadalajara, and Mexico City) with IXC's U.S. fiber network.


About IXC Communications

     IXC Communications, Inc., based in Austin, Texas, is one of the largest and fastest growing suppliers of network-based delivery solutions designed to address the speed and capacity requirements of the global telecommunications market. Having recently completed the U.S.'s first new coast-to-coast fiber optic network in a decade, IXC is at the forefront of the industry's new class of emerging carriers. IXC's offerings include private line, broadband, Internet and long distance switched and dedicated services. IXC is a publicly traded company listed on Nasdaq under the symbol IIXC. IXC's Web site is located at www.ixc-comm.com.
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                            IXC Communications, Inc.
                          Summary of Operating Results
                       ($000's) except per share amounts



                                                  Three Months Ended
                                                       March 31

                                                  1998           1997
Revenues:
  Private line                                   $ 43,815       $ 30,869
  Long distance switched services                  85,369         53,041

     Net operating revenue                        129,184         83,910

Gross profit                                       41,886         14,928
     %                                               32.4%          17.8%

EBITDA                                             18,302         (1,639)
     %                                               14.2%          (2.0)%

Depreciation and amortization                      19,070         10,002

Operating loss                                       (768)       (11,641)

Interest expense, net                               4,686          6,467

Equity in net loss of
  unconsolidated subsidiaries                      11,265          1,819

Other, net                                             33            203

Income tax provision                                2,645           (252)

Net loss                                         $(19,397)      $(19,878)

Dividends applicable to
  preferred stock                                 (11,736)          (470)

Net loss applicable to
  common stockholders                            $(31,133)      $(20,348)

Basic and diluted loss
  per share                                      $  (0.98)      $  (0.66)

Weighted average common
  shares outstanding                               31,626         30,799




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CONTACT:   Investor Contact:
           James F. Guthrie
           Executive Vice President, Chief Financial Officer
           (512) 427-3731
           jguthrie@ixc-comm.com

           or

           Media Contact:
           Melissa Jackson
           Manager of Public Relations
           (512) 231-5247
           mjackson@ixc-comm.com